Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Millendo Therapeutics, Inc. 2019 Equity Incentive Plan, Millendo Therapeutics, Inc. 2019 Employee Stock Purchase Plan, and New Hire Inducement Stock Option Grants of Millendo Therapeutics, Inc. of our report dated March 29, 2019, with respect to the consolidated financial statements of Millendo Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

December 16, 2019